CUSIP NO. 045327103              Schedule 13D                       Page 1 of 20

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)
                               (Amendment No. 4)(1)

                             Aspen Technology, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                          Common Stock, par value $0.10
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    045327103
--------------------------------------------------------------------------------
                                 (CUSIP number)

          Jarlyth H. Gibson, Assistant Compliance Officer 617-951-9493
    C/o Advent International Corporation, 75 State Street, 29th Floor Boston,
                                    MA 02109
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                December 20, 2006
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box :. [ ]

      Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 20 Pages)

-------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 045327103              Schedule 13D                       Page 2 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent International Corporation
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   31,499,336
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             31,499,336
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     31,499,336
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     37.05%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO, IA
--------------------------------------------------------------------------------

CUSIP NO. 045327103              Schedule 13D                       Page 3 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent International Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   30,915,611
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             30,915,611
                            ----------------------------------------------------
            WITH            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,915,611
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     36.61%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103              Schedule 13D                       Page 4 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Global Private Equity IV Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
          NUMBER OF         7      SOLE VOTING POWER
           SHARES
                                   15,397,758
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             15,397,758
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     15,397,758
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     22.34%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103              Schedule 13D                       Page 5 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Global Private Equity III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   4,409,908
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             4,409,908
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,409,908
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.61%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103              Schedule 13D                       Page 6 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Partners GPE-IV Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Bermuda
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   194,890
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             194,890
                            ----------------------------------------------------
            WITH            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     194,890
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.36%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103              Schedule 13D                       Page 7 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Advent PGGM Global Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   440,969
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             440,969
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     440,969
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.82%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103              Schedule 13D                       Page 8 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Advent Partners GPE-III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   37,760
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             37,760
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     37,760
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.07%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103              Schedule 13D                       Page 9 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Advent Partners (NA) GPE-III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   11,223
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             11,223
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,223
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.02%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103              Schedule 13D                      Page 10 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Digital Media & Communications III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   2,036,076
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             2,036,076
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,036,076
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.66%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103              Schedule 13D                      Page 11 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Digital Media & Communications III-A Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   1,008,020
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             1,008,020
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,008,020
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.85%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103                 Schedule 13D                   Page 12 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Digital Media & Communications III-B Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   251,952
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             251,952
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     251,952
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.47%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103                 Schedule 13D                   Page 13 of 20

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Digital Media & Communications III-C Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   Source of Funds
    WC
--------------------------------------------------------------------------------
5   Check if Disclosure of Legal Proceedings Is Required Pursuant to
    Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
         NUMBER OF         7      SOLE VOTING POWER
          SHARES
                                  4,031,978
                           -----------------------------------------------------
       BENEFICIALLY        8      SHARED VOTING POWER

                                  None
                           -----------------------------------------------------
         OWNED BY          9      SOLE DISPOSITIVE POWER
           EACH
     REPORTING PERSON             4,031,978
           WITH            -----------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,031,978
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.01%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103                 Schedule 13D                   Page 14 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Digital Media & Communications III-D C.V.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   755,963
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             755,963
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     755,963
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.39%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103                 Schedule 13D                   Page 15 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Digital Media & Communications III-E C.V.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                               (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5    Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
     2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   504,010
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             504,010
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     504,010
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.93%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103                 Schedule 13D                   Page 16 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Advent Partners DMC III Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
          NUMBER OF         7      SOLE VOTING POWER
           SHARES
                                   116,850
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             116,850
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     116,850
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.22%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103                 Schedule 13D                   Page 17 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Advent Energy II Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   2,078,977
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             2,078,977
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,078,977
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.74%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103                 Schedule 13D                   Page 18 of 20

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Advent Partners II Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    Source of Funds
     WC
--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
         NUMBER OF          7      SOLE VOTING POWER
           SHARES
                                   223,002
                            ----------------------------------------------------
        BENEFICIALLY        8      SHARED VOTING POWER

                                   None
                            ----------------------------------------------------
          OWNED BY          9      SOLE DISPOSITIVE POWER
            EACH
      REPORTING PERSON             223,002
            WITH            ----------------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     223,002
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.41%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP NO. 045327103                 Schedule 13D                   Page 19 of 20

Item 1. Security and Issuer

      This statement on Amendment No. 4 to Schedule 13D ("Amendment No. 4") relates to the Reporting Persons' beneficial ownership interest in the Common Stock, par value $0.10 per share, of Aspen Technology, Inc., a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is Ten Canal Park, Cambridge, MA 02141. This Amendment No. 4 amends the initial statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on August 22, 2003, as amended by Amendment No. 1 thereto filed with the Commission on June 6, 2006, Amendment No. 2 thereto filed with the Commission on July 26, 2006 and Amendment No. 3 thereto filed with the Commission on December 15, 2006 (as so amended, the "Schedule 13D"). This Amendment No. 4 is being filed by the Reporting Persons to amend
Item 5. Terms defined in the Schedule 13D are used herein as so defined.

Item 5. Interest in Securities of the Issuer.

      Item 5 of the Schedule 13D is hereby amended by adding the following at the end of paragraph (c) thereof:

      On December 20, 2006, the Reporting Persons converted an aggregate of 270,300 shares of Series D-1 Convertible Preferred Stock ("Series D-1") into 27,030,000 shares of Common Stock at a conversion rate equal to the Series D-1 per share stated value of $333.00 divided by the Series D-1 per share conversion price of $3.33.

CUSIP NO. 045327103                 Schedule 13D                   Page 20 of 20

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 22, 2006

Global Private Equity IV Limited Partnership
Global Private Equity III Limited Partnership
Advent PGGM Global Limited Partnership
Digital Media & Communications III Limited Partnership
Digital Media & Communications III-A Limited Partnership
Digital Media & Communications III-B Limited Partnership
Digital Media & Communications III-C Limited Partnership
Digital Media & Communications III-D C.V.
Digital Media & Communications III-E C.V.
Advent Energy II Limited Partnership

By: Advent International Limited Partnership,
    General Partner
By: Advent International Corporation,
    General Partner
By: Jarlyth H. Gibson, Assistant Compliance Officer*

Advent International Limited Partnership Advent Partners II Limited Partnership Advent Partners GPE-IV Limited Partnership Advent Partners GPE-III Limited Partnership Advent Partners (NA) GPE-III Limited Partnership Advent Partners DMC-III Limited Partnership

By: Advent International Corporation,
    General Partner
By: Jarlyth H. Gibson, Assistant Compliance Officer *

ADVENT INTERNATIONAL CORPORATION
By: Jarlyth H. Gibson, Assistant Compliance Officer *

*For all of the above:
/s/ Jarlyth H. Gibson
Jarlyth H. Gibson, Assistant Compliance Officer